SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     /x/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       Marsh & McLennan Companies, Inc.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
/x/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

[LOGO]
MARSH & McLENNAN
COMPANIES




                                              1996
                                              NOTICE OF ANNUAL MEETING
                                              AND PROXY STATEMENT

[LOGO]

MARSH & McLENNAN
COMPANIES

Dear Marsh & McLennan Stockholder:

     You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc., which will be held at 10:00 a.m. on Tuesday, May 21, 1996 in the auditorium on the second floor at 1221 Avenue of the Americas, New York, New York.

     The major items of business, as outlined in this Proxy Statement, will be the election of six persons to serve as Class II directors and one person to serve as a Class I director, the approval of an amendment to the Marsh & McLennan Companies Stock Investment Plan and the ratification of the appointment of Deloitte & Touche LLP as independent public accountants for 1996.

     Whether you plan to come to the Annual Meeting or not, your representation and vote are important and your shares should be voted. Please complete, date, sign and return the enclosed proxy card promptly.

     We look forward to seeing you at the meeting.

Very truly yours,

/s/ A.J.C. Smith
Chairman of the Board                                  March 29, 1996

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      AND
                                PROXY STATEMENT
                                       OF
                        MARSH & MCLENNAN COMPANIES, INC.
                          1166 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10036-2774

     The Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc., a Delaware corporation (the 'Company'), will be held on Tuesday, May 21, 1996 at 10:00 a.m. (local time) in the second floor auditorium at 1221 Avenue of the Americas, New York, New York for the following purposes:

          (1) To elect six persons to serve as Class II directors and one person to serve as a Class I director;

          (2) To approve an amendment to the Marsh & McLennan Companies Stock Investment Plan;

          (3) To ratify the appointment of Deloitte & Touche LLP as independent public accountants for the Company for its fiscal year ending December 31, 1996; and

          (4) To transact such other business as may properly be brought before the meeting.

     Only stockholders of record at the close of business on March 22, 1996 are entitled to vote at the Annual Meeting or any adjournment thereof. As of that date, 72,788,615 shares of common stock were outstanding and entitled to one vote on all matters submitted to stockholders. A list of stockholders will be available for inspection for at least ten days prior to the Annual Meeting at the principal executive offices of the Company at 1166 Avenue of the Americas, New York, New York.

     This proxy solicitation material is being mailed on or about March 29, 1996 to stockholders as of the record date with a copy of the Company's 1995 Annual Report to Stockholders, which includes financial statements for the period ended December 31, 1995.

     The matters to be acted upon are described in this Notice of Annual Meeting of Stockholders and Proxy Statement. Proxies will be voted at the Annual Meeting, or at any adjournment thereof, at which a quorum is present, in accordance with the directions on the proxy card. The holders of a majority of the Company's common stock outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting.

     Unless otherwise directed in the proxy, the persons named therein will vote FOR the election of the director nominees listed below, FOR the amendment to the Marsh & McLennan Companies Stock Investment Plan and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent public accountants for its fiscal year ending December 31, 1996.

     Directors are elected by a plurality of the votes cast. 'Plurality' means that the individuals who receive the largest number of votes cast 'For' are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted 'For' a particular director (whether as a result of a direction to withhold or a broker nonvote) will not be counted in such director's favor.

     All other matters to be acted on at the Annual Meeting require the affirmative vote of a majority of the shares present at the meeting to constitute the action of the stockholders. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence. A broker nonvote is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the New York Stock Exchange.

     As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, including any proposal submitted by a stockholder which was omitted from this Proxy Statement in accordance with applicable provisions of the federal securities laws, the persons named in the proxy will vote according to their best judgment.

                                   DIRECTORS

     The Board of Directors is divided into three classes. The regular terms of office for the Class II, Class III and Class I directors expire at the 1996, 1997 and 1998 annual meetings of stockholders, respectively. Six persons are to be elected at the Annual Meeting to hold office as Class II directors for a term of three years and until their respective successors are elected and qualified, except that Mr. Robert Clements, who has served as a director since 1981, intends to serve only until October 1997. One person is to be elected at the Annual Meeting to hold office as a Class I director for a term expiring in 1998 and until his successor is elected and qualified. The remaining Class I and the Class III directors will not be elected at the Annual Meeting as their respective terms will continue.

     Each director has served as a director of the Company since the year indicated. Mr. Richard E. Heckert and Mr. Robert M.G. Husson, Class I directors, are retiring from the Board at the Annual Meeting. Mr. Philip L. Wroughton, a Class II director, is also retiring from the Board and is not standing for re-election. Mr. Jeffrey W. Greenberg is a new nominee standing for election as a Class II director and Mr. Robert F. Erburu is a new nominee standing for election as a Class I director.

     It is intended that shares represented by the proxies will be voted for the election of all of the Class II nominees and the Class I nominee listed below. In the unexpected event that any nominee should become unavailable to serve as a director prior to the Annual Meeting for any reason, the persons designated as proxies reserve full discretion to cast their votes for another person whom the Board of Directors of the Company might designate in substitution.

                          NOMINEE FOR CLASS I DIRECTOR
                            (TERM EXPIRING IN 1998)

[PHOTO]   ROBERT F. ERBURU                             NEW NOMINEE

Mr. Erburu, age 65, retired as Chairman of the Board of The Times Mirror Company, a Los Angeles-based news and information company, on January 1, 1996, a position he had held since 1986. Mr. Erburu served as President of The Times Mirror Company from 1974 through 1986 and from 1994 to 1995, and as Chief Executive Officer from 1981 to 1995. Mr. Erburu continues to serve as a director of The Times Mirror Company. He is also a director of the Tejon Ranch Company, Cox Communications, Inc., the Pacific Council on International Policy, the Tomas Rivera Center, the Los Angeles Annenberg Metropolitan Project and the Skirball Institute of American Values. He is Chairman of the Board of Trustees of The Huntington Library, Art Collections and Botanical Gardens and of the J. Paul Getty Trust, as well as a trustee of the National Gallery of Art, The Flora and William Hewlett Foundation and The Ahmanson Foundation, and a Fellow of the American Academy of Arts and Sciences. Mr. Erburu is also a member of the Business Council.

                        NOMINEES FOR CLASS II DIRECTORS
                            (TERMS EXPIRING IN 1999)

[PHOTO]   ROBERT CLEMENTS                              DIRECTOR SINCE 1981

Mr. Clements, age 63, became Chairman and Chief Executive Officer of Marsh & McLennan Risk Capital Corp., a subsidiary of the Company ('MMRCC'), in 1994. Prior thereto he served as President of the Company from 1992, having been Vice Chairman during 1991. Mr. Clements will be retiring from the Company and resigning as Chairman and Chief Executive Officer of MMRCC on April 1, 1996, whereupon he will become an advisor to MMRCC. He joined Marsh & McLennan, Ltd., a Canadian subsidiary of the Company, in 1959. Mr. Clements is Chairman and a director of Risk Capital Holdings, Inc. and its subsidiary, Risk Capital Reinsurance Company, and a director of EXEL Limited. He is also an Overseer of the Institute for Civil Justice and Chairman of the Board of Trustees of The College of Insurance.

[PHOTO]   JEFFREY W. GREENBERG                         NEW NOMINEE

Mr. Greenberg, age 44, is an executive of Marsh & McLennan Risk Capital Corp., a subsidiary of the Company, which he joined in 1995. He is expected to become its Chairman and Chief Executive Officer on April 1, 1996. From 1978 to 1995, he was employed by American International Group, including serving from 1991 as executive vice president with responsibility for its domestic brokerage group. Mr. Greenberg is a director of ACE Limited and a trustee of Brown University, the Spence School in New York City and the Children's Oncology Society of New

York.

[PHOTO]   RICHARD S. HICKOK**                          DIRECTOR SINCE 1983

Mr. Hickok, age 70, is Chairman of Hickok Associates, Inc., a financial consulting firm. He retired in 1983 from KMG Main Hurdman, Certified Public Accountants, where he had been Chairman. Mr. Hickok is a director of Alpine Lace Brands, Inc., Comstock Resources Inc., Projectavision, Inc. and Marcam Corporation.

[PHOTO]   DAVID D. HOLBROOK                            DIRECTOR SINCE 1992

Mr. Holbrook, age 57, became Chairman of Marsh & McLennan, Incorporated, a subsidiary of the Company, in 1995, having served as its President from 1988 and its Co-Chief Executive Officer from 1992 to 1994. He joined Marsh & McLennan in 1960. Mr. Holbrook is Chairman of the Board of Directors of The Theatre Development Fund in New York City and a director of Security Equity Life Insurance Company, Security Mutual Life Insurance Company and World Insurance Network, Ltd. He is also a trustee of The Millbrook School, Millbrook, N.Y., St. Luke's/Roosevelt Hospital Center in New York City and the Business Council for the United Nations, and an Advisor to Outward Bound, U.S.A.

[PHOTO]   ADELE SMITH SIMMONS**                        DIRECTOR SINCE 1978

Mrs. Simmons, age 54, has been President of the John D. and Catherine T. MacArthur Foundation since 1989. She is a director of First Chicago/NBD Corporation, the Synergos Institute and the Union of Concerned Scientists.

[PHOTO]   A. J. C. SMITH*                              DIRECTOR SINCE 1977

Mr. Smith, age 61, has been Chairman of the Board and Chief Executive Officer of the Company since 1992. He served as President from 1986 to 1992. He joined William M. Mercer Limited, a Canadian subsidiary of the Company, in 1961. Mr. Smith is a trustee of the various mutual funds managed by Putnam Investment Management, Inc., a subsidiary of the Company. He is also a member of the Board of Trustees of the Central Park Conservancy and the Carnegie Hall Society, both in New York City.

                         CONTINUING CLASS III DIRECTORS
                            (TERMS EXPIRING IN 1997)

[PHOTO]   PETER COSTER                                 DIRECTOR SINCE 1988

Mr. Coster, age 56, is President of Mercer Consulting Group, Inc. and of William
M. Mercer Companies, Inc., subsidiaries of the Company. He joined Mercer in 1984 upon its acquisition of a U.K. benefits consulting firm that Mr. Coster had joined in 1962.

[PHOTO]   LAWRENCE J. LASSER                           DIRECTOR SINCE 1987

Mr. Lasser, age 53, is President and Chief Executive Officer of Putnam Investments, Inc., a subsidiary of the Company. He joined Putnam in 1969. Mr. Lasser is a trustee of the various mutual funds managed by Putnam Investment Management, Inc., a subsidiary of the Company. He is a director of INROADS/Central New England Inc. and a member of the Boards of Overseers of the Museum of Fine Arts and of The Isabella Stewart Gardner Museum, all in Boston. He is also a trustee of Beth Israel Hospital in Boston and of the Buckingham, Browne and Nichols School in Cambridge, MA.

[PHOTO]   RICHARD M. MORROW**                          DIRECTOR SINCE 1991

Mr. Morrow, age 70, served as Chairman of the Board of Westinghouse Electric Corporation during part of 1993. He retired as Chairman and Chief Executive Officer of Amoco Corporation in 1991. Mr. Morrow is a director of Potlatch Corporation, Seagull Energy Corporation and Westinghouse Electric Corporation. He is also a trustee of the University of Chicago and Rush-Presbyterian-St. Lukes Medical Center in Chicago.

[PHOTO]   JOHN T. SINNOTT                              DIRECTOR SINCE 1992

Mr. Sinnott, age 56, became President and Chief Executive Officer of Marsh & McLennan, Incorporated, a subsidiary of the Company, in 1995, having previously served as President from 1990 and Co-Chief Executive from 1992. He joined Marsh & McLennan in 1963. Mr. Sinnott is a trustee of the Insurance Institute of America.

[PHOTO]   FRANK J. TASCO* **                           DIRECTOR SINCE 1979

Mr. Tasco, age 68, retired in 1992 as Chairman of the Board and Chief Executive Officer of the Company, a position he had held since 1986. From December 1993 to December 1994, he served as Chairman of Borden, Inc. Mr. Tasco is a director of The Travelers Corporation, Mid Ocean Limited, New York Telephone Company, and New England Telephone and Telegraph Company.

[PHOTO]   R.J. VENTRES***                              DIRECTOR SINCE 1988

Mr. Ventres, age 71, is a director of Schering-Plough Corp. and a trustee of St. Clare's Hospital and Health Center in New York City. He retired as Chief Executive Officer of Borden, Inc. in 1991, as Chairman in 1992 and as Chairman of its Executive Committee in 1993.

                          CONTINUING CLASS I DIRECTORS
                            (TERMS EXPIRING IN 1998)

[PHOTO]   LEWIS W. BERNARD***                          DIRECTOR SINCE 1992

Mr. Bernard, age 54, is Chairman of Classroom, Inc., a non-profit educational corporation. He retired in 1991 from Morgan Stanley & Co., Inc. where for almost

30 years he held numerous positions, most recently as chief administrative and financial officer. Mr. Bernard is a trustee or director of the American Museum of Natural History and the Central Park Conservancy in New York City and of The Commonwealth Fund, the Educational Broadcasting Corporation, the Harvard Management Company, and the John and Mary R. Markle Foundation.

[PHOTO]   RICHARD H. BLUM                              DIRECTOR SINCE 1985

Mr. Blum, age 57, served as Chairman and Chief Executive Officer of Guy Carpenter & Company, Inc., a subsidiary of the Company, from 1990 until January 1996, when he became an executive of the Company with responsibility for leading the integration of insurance broking, reinsurance intermediary, risk management and insurance program management capabilities. He joined Carpenter in 1958. Mr. Blum is a trustee of The College of Insurance.

[PHOTO]   FRANK J. BORELLI                             DIRECTOR SINCE 1988

Mr. Borelli, age 60, has been Senior Vice President and Chief Financial Officer of the Company since 1984. He is a director of The Interpublic Group of Companies, Inc., Mid Ocean Limited and United Water Resources, Inc. Mr. Borelli is Vice Chairman and a director of the Financial Executives Institute, a director of the Private Sector Council, and a trustee of the New York City Chapter of the National Multiple Sclerosis Society and the Nyack Hospital.

[PHOTO]   RAY J. GROVES**                              DIRECTOR SINCE 1994

Mr. Groves, age 60, is Chairman of Legg Mason Merchant Banking, Inc. He retired in 1994 from Ernst & Young where he had held numerous positions for 37 years, including the last 17 years as Chairman and Chief Executive Officer. He is a director of Consolidated Natural Gas Company and RJR Nabisco, Inc. Mr. Groves is a member of the Board of Trustees of the Business Council of the United Nations and of the New York Public Policy Institute. He is also a managing director and treasurer of the Metropolitan Opera Association.

[PHOTO]   GEORGE PUTNAM                                DIRECTOR SINCE 1987

Mr. Putnam, age 69, is Chairman of Putnam Investment Management, Inc., a subsidiary of the Company, and is Chairman of the Board of Trustees and President of the various mutual funds managed by Putnam. He is a director of The Boston Company, Inc., The Boston Safe Deposit & Trust Company, Freeport-McMoRan, Inc., General Mills, Inc., Houghton Mifflin Company, McMoRan Oil & Gas Inc., Copper & Gold, Inc. and Rockefeller Group, Inc. Mr. Putnam is also Chairman of the WGBH Educational Foundation, President of McLean Hospital, a trustee of the Museum of Fine Arts (Boston), the Boston Museum of Science, Massachusetts General Hospital, Trustees of Reservations and the National Center for Non-Profit Boards, and an Overseer of Northeastern University.

------------------

  * Member of the Executive Committee, of which Mr. Smith is Chairman. Mr. Heckert, a director who is retiring at the Annual Meeting, also has been a member.

 ** Member of the Audit Committee, of which Mr. Hickok is Chairman.

*** Member of the Compensation Committee, of which Mr. Heckert, a director who is retiring at the Annual Meeting, is Chairman.

     The Executive Committee has all the powers of the Board of Directors, when it is not in session, in the management of the business and affairs of the Company, except as otherwise provided in the Company's by-laws or in resolutions of the Board of Directors and under applicable law. The Executive Committee held two meetings during 1995.

     The Audit Committee submits recommendations to the Board of Directors with respect to the selection of the Company's independent public accountants and on any other matters it deems appropriate. It reviews the annual financial statements of the Company with the Company's independent public accountants, the practices and procedures adopted by the Company in the preparation of such statements, and the independent public accountants' annual scope of audit. The Audit Committee is required to meet at least annually with such accountants and at any time when considered appropriate by the Audit Committee or such accountants. The Audit Committee held seven meetings during 1995.

     The Compensation Committee determines the compensation of the Company's Chief Executive Officer, approves the compensation of other senior executives of the Company and approves the retention by the Company of consultants on matters relating to the compensation of the Chief Executive Officer and senior executives of the Company. In addition, the Compensation Committee oversees general compensation policies and practices and administers the Company's stock-based award plans. No member of the Compensation Committee may be an employee of the Company or be eligible to receive grants under any plan that the Compensation Committee administers. The Compensation Committee held nine meetings during 1995.

     The Board of Directors conducted five meetings during 1995. The average attendance by directors at the meetings of the Board of Directors and committees thereof was 96% and all directors other than Mr. Husson attended at least 75% of the meetings of the Board of Directors and committees on which they served.

DIRECTORS' COMPENSATION

     As compensation for their services, Messrs. Bernard, Groves, Heckert, Hickok, Morrow, Putnam, Tasco and Ventres, and Mrs. Simmons, each receive, and upon election Mr. Erburu will receive, a retainer of $40,000 per year. These directors also receive a fee of $1,000, and reimbursement of related expenses for each meeting of the Board of Directors or a committee thereof they attend. The chairman of each committee (other than Mr. Smith as Chairman of the Executive Committee) receives an additional retainer of $5,000 per year; other members of committees receive an additional retainer of $2,000 per year.


     Under the terms of the Company's Directors Stock Compensation Plan, which was approved by the stockholders at the 1995 Annual Meeting, the directors receive twenty-five percent of the basic retainer in shares of the Company's stock at the fair market value thereof on each June 1. The balance of their compensation (including attendance fees and committee retainers) is paid in shares of the Company's stock or cash as the director elects. The directors may defer receipt of all or a portion of their compensation to be paid in shares until the year following either their date of retirement from the Board or a specified earlier date. Upon retirement from the Board, these directors become advisory directors, available for consultation with management, and receive until age 80 an annual amount equal to their Board retainer at the time of retirement.

     The remaining directors receive no specific compensation for their services as directors or members of any committee.

EMPLOYMENT AGREEMENTS

     Marsh & McLennan Risk Capital Corp. ('MMRCC'), a wholly-owned subsidiary of the Company, has employment agreements with Mr. Robert Clements, its Chairman and Chief Executive Officer (the 'Clements Agreement') and with Mr. Jeffrey W. Greenberg, a new nominee for the Board who is expected to replace Mr. Clements as Chairman and Chief Executive Officer of MMRCC on April 1, 1996 (the 'Greenberg Agreement'). The Company has guaranteed MMRCC's obligations under these agreements.

     The Clements Agreement, until recently amended as described below, provided for Mr. Clements to be employed by MMRCC through September 30, 1997 at a base salary of $800,000 per year, a stipend of $450,000 per year for services to the Company, and minimum bonuses of $800,000 for the years 1994 through 1996 and $600,000 for 1997. In addition, Mr. Clements is entitled to certain performance payments based on the extent to which the annual rate of return on The Trident Partnership, L.P., a Cayman Islands limited partnership for which MMRCC is an investment advisor ('Trident'), exceeds 15%. The Company and Mr. Clements are in discussion concerning additional compensation in connection with his role in the establishment in 1995 of Risk Capital Holdings, Inc., a publicly traded reinsurance holding company.

     Mr. Clements will retire as an employee on April 1, 1996. In recognition of the change in Mr. Clements' status, the Clements Agreement has been amended to provide that he or an entity employing him will become an investment advisor to MMRCC from April 1, 1996 through September 30, 1997 for a fee at the rate of $2,250,000 per year. Thereafter, for the two-year period ending September 30, 1999, Mr. Clements or such entity is to provide consulting services to MMRCC, the fee for the first year of such period to be $1,000,000 and for the second year to be as agreed to by the parties in good faith reflecting business conditions at the time.

     The Clements Agreement provides that if Mr. Clements' position is terminated by MMRCC (other than for cause or disability) or by Mr. Clements for

'Good Reason' (as defined below), he or such entity will be entitled to receive the fees that would have been received had the termination not occurred, as well as the Trident performance payments described above.

     Under the Greenberg Agreement, the term of which expires on September 30, 2000 (and, unless notice is given not later than October 1 of the preceding year, will be extended for annual periods), Mr. Greenberg receives an initial salary of $100,000 per month from October 1, 1995 until he becomes Chairman and Chief Executive Officer of MMRCC. In addition, Mr. Greenberg received a signing bonus of $300,000, a deferred bonus of $300,000, an award of 20,000 shares of restricted stock of the Company vesting in 20% annual increments beginning October 1, 1996 and stock options for 50,000 shares of Company stock at an exercise price equal to the market value at the date of grant, which become exercisable 25% a year beginning October 1, 1996. The Greenberg Agreement also provides that Mr. Greenberg is to be nominated for election as a director of the Company at the 1996 Annual Meeting.

     Upon Mr. Greenberg becoming Chairman and Chief Executive Officer of MMRCC, expected to occur on April 1, 1996, his salary will be $750,000 per year. Mr. Greenberg will also be entitled to certain performance payments based on the extent of the Company's investment return and fees from Trident relating to the period from October 1, 1995 until he no longer is Chairman and Chief Executive Officer of MMRCC.

     Mr. Greenberg will be eligible to participate in the Company's Senior Management Incentive Compensation Plan and retirement and welfare plans. He is also entitled to receive annually (i) restricted stock awards of the Company with a value equal to 25% of his base salary vesting on the third anniversary of the date of grant, (ii) restricted stock awards with a value equal to 40% of his base salary vesting on the January 1 next following the tenth anniversary of the date of grant and (iii) options to acquire a minimum of 20,000 shares of Company stock with an exercise price equal to the market value of such stock on the date of grant, which become exercisable 25% a year beginning one year from the date of grant.

     If Mr. Greenberg's employment is terminated by MMRCC (other than for cause or disability) or if he terminates his employment for 'Good Reason', Mr. Greenberg will be entitled to receive his base salary for a period of two years after the termination of employment, as well as annual bonuses (at the annual rate of not less than $750,000) and continuation of benefits for such period. In addition, he will be entitled to full vesting of all previously granted stock option and restricted stock awards and to the performance payments on the basis described above.

     'Good Reason' is defined in both Agreements generally to include a reduction in compensation; the failure to continue the individual in his positions during the employment period; a change in duties materially inconsistent with the status of those positions; a change in control of the Company (as described in footnote 2 to the 'Summary Compensation Table' below) or of MMRCC (defined to mean that the Company no longer owns at least 50% of MMRCC); and, under the Greenberg Agreement, Mr. Greenberg's voluntary termination in 1999 under specified circumstances (in which case, he would receive, in lieu of his base salary and bonus for two years as described above, a cash lump sum of $500,000).

                               SECURITY OWNERSHIP

     The following table reflects as of February 29, 1996 (except with respect to interests in the Company's Stock Investment Plan and Stock Investment Supplemental Plan, which are as of December 31, 1995) the number of shares of common stock which each director, each nominee and each named executive officer has reported as owning beneficially, and which all directors, nominees and executive officers of the Company have reported as owning beneficially as a group.

                                                                 AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                                            -----------------------------------------------------
                                                                             OTHER
                                                            SOLE VOTING    THAN SOLE     SUBJECT TO
                                                                AND        VOTING AND    EXERCISABLE
                                                            INVESTMENT     INVESTMENT       STOCK
NAME                                                           POWER        POWER(2)       OPTIONS        TOTAL
---------------------------------------------------------   -----------    ----------    -----------    ---------
Lewis W. Bernard.........................................       1,000          2,066              --        3,066
Richard H. Blum..........................................       4,400         99,945          61,500      165,845
Frank J. Borelli.........................................      24,335         39,994          62,500      126,829
Robert Clements..........................................       4,980         51,290         130,000      186,270
Peter Coster.............................................       3,006         35,336          78,000      116,342
Robert F. Erburu.........................................          --             --              --           --
Jeffrey W. Greenberg.....................................          --         20,000              --       20,000
Ray J. Groves............................................          --          1,651              --        1,651
Richard E. Heckert.......................................         500            595              --        1,095
Richard S. Hickok........................................         900          3,944              --        4,844
David D. Holbrook........................................      23,015         44,029          61,250      128,294
Robert M.G. Husson.......................................         200        250,240              --      250,440
Lawrence J. Lasser.......................................          --         92,200          82,500      174,700
Richard M. Morrow........................................       1,000          3,371              --        4,371
George Putnam............................................     152,168         28,211              --      180,379
Adele Smith Simmons......................................      72,500         48,685              --      121,185
John T. Sinnott..........................................      10,830         44,971          61,250      117,051
A.J.C. Smith.............................................     100,371         95,851         189,000      385,222
Frank J. Tasco...........................................      76,721         35,355         180,000      292,076
R.J. Ventres.............................................       5,126             --              --        5,126
Philip L. Wroughton......................................      11,519         23,512          77,500      112,531
All directors, nominees and executive
  officers as a group, including
  the above (23 individuals).............................     510,780        945,089       1,028,000    2,483,869

                                                   (footnotes on following page)

------------
(1) As of February 29, 1996, no director, nominee or named executive officer beneficially owned more than 1% of the outstanding common stock, and all directors, nominees and executive officers as a group beneficially owned approximately 3.29% of the outstanding common stock.
(2) Reflects the number of shares of common stock (i) that are held in the form of shares of restricted stock and restricted stock units that may in the future vest to such individuals, (ii) that are held indirectly for the benefit of such individuals, or jointly, or directly or indirectly for certain members of such individuals' families, with respect to which beneficial ownership of shares may be, in certain cases, disclaimed, (iii) that represent such individuals' interests as of December 31, 1995 in the Company's Stock Investment Plan and Stock Investment Supplemental Plan but not any such interests which may have accrued since that date and (iv) that represent such individuals' interests in shares deferred under the Company's Directors Stock Compensation Plan.

     The following table reflects the number of shares of common stock beneficially owned by persons known to the Company to own more than 5% of the outstanding shares:

                                                                            AMOUNT AND
                                                                            NATURE OF      PERCENT OF COMMON
                                                                            BENEFICIAL    STOCK OUTSTANDING AT
                            NAME AND ADDRESS                                OWNERSHIP      DECEMBER 31, 1995
-------------------------------------------------------------------------   ----------    --------------------
Marsh & McLennan Companies Stock Investment Plan(1) .....................   4,660,295             6.40%
  1166 Avenue of the Americas
  New York, New York 10036
Invesco PLC(2)...........................................................   5,312,518             7.30%

------------
(1) Under the provisions of the Stock Investment Plan, voting rights are passed through to the employees in proportion to their interests. Unvoted shares will generally be voted by the trustee in proportion to the shares voted. Shares held in the Plan are registered in the name of the Plan's trustee and not in the names of the individual participants. Of the 4,660,295 shares held in the Plan at December 31, 1995, 24,791 or 0.5% were held for directors and executive officers of the Company and are included in the security ownership table above.
(2) Based upon the number of shares listed in a Schedule 13G filed by Invesco PLC, dated February 2, 1996, on behalf of itself and affiliated entities.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth cash and other compensation paid or accrued for services rendered in 1995, 1994 and 1993 to the Chief Executive Officer and each of the five most highly compensated executive officers of the Company (other than the Chief Executive Officer) whose cash compensation exceeded $100,000.

                                                                                         LONG TERM
                                                                                        COMPENSATION
                                      ANNUAL COMPENSATION              ----------------------------------------------
                           ------------------------------------------        RESTRICTED              SECURITIES
                                                         OTHER ANNUAL          STOCK                 UNDERLYING         ALL OTHER
         NAME AND                                        COMPENSATION          AWARDS                 OPTIONS          COMPENSATION
    PRINCIPAL POSITION     YEAR  SALARY ($)  BONUS ($)      ($)(1)             ($)(2)                   (#)               ($)(3)
-------------------------- ----  ----------  ----------  ------------  ----------------------  ----------------------  ------------
A. J. C. Smith             1995   1,125,000     775,000     337,348           1,339,208                 50,000              45,000
  Chairman and Chief       1994   1,050,000     775,000     276,406           1,149,659              --                     42,000
  Executive Officer        1993   1,000,000     675,000      82,911             449,400                100,000              40,000
  Marsh & McLennan
    Companies, Inc.
Lawrence J. Lasser         1995     820,000   5,000,000      --               4,537,125*                15,000             123,000
  President                1994     820,000  10,500,000*     --                 368,438              --                    123,000
  Putnam Investments,      1993     770,000   3,200,000      --                 346,413                 50,000           3,115,500
    Inc.
Peter Coster               1995     625,000     350,000     130,037             422,780                 15,000              25,000
  President                1994     595,000     280,000     149,822             375,244              --                     23,800
  Mercer Consulting        1993     575,000     210,000      80,346             262,150                 40,000              22,999
    Group, Inc.
Richard H. Blum            1995     605,000     300,000     322,872             570,121                 15,000              24,200
  Chairman                 1994     575,000     275,000      19,819             530,460              --                     23,000
  Guy Carpenter &          1993     540,000     250,000      --                 243,425                 30,000              21,599
    Company, Inc.
David D. Holbrook          1995     560,000     350,000     293,861             289,946                 15,000              22,400
  Chairman                 1994     525,000     315,000     146,093             237,438              --                     21,000
  Marsh & McLennan,        1993     515,000     225,000      57,903             234,063                 35,000              20,600
    Incorporated
John T. Sinnott            1995     560,000     350,000     191,468             289,946                 15,000              22,400
  President and Chief      1994     525,000     315,000     138,501             237,438              --                     21,000
  Executive Officer        1993     515,000     225,000      51,994             234,063                 35,000              20,600
  Marsh & McLennan,
    Incorporated

------------
(*) Of Mr. Lasser's 1995 restricted stock award and bonus for 1994, approximately 90% of the restricted stock award and two-thirds of the bonus are non-recurring amounts reflecting (a) Mr. Lasser's role in the continued

    exceptional financial results of Putnam Investments, Inc. and its contribution to Company stockholder value, (b) Putnam's market share growth and profitability relative to publicly-owned investment management companies and (c) the compensation of chief executives of Putnam's competitors.

(1) Represents the amount of payments in applicable years to the affected individuals to cover tax liabilities arising from the funding of annuities under the Benefit Equalization and Supplemental Retirement Programs, which are part of the United States retirement program.

(2) At December 31, 1995, each individual in the Summary Compensation Table had outstanding restricted stock units with an aggregate value as follows: Mr. Smith, 22,820 units worth $2,025,275; Mr. Lasser, 31,900 units worth $2,831,125; Mr. Coster, 3,080 units worth $273,350; Mr. Blum, 10,246 units worth $909,333; Mr. Holbrook, 2,990 units worth $265,363; and Mr. Sinnott, 2,990 units worth $265,363. Holders of restricted stock units receive dividend equivalents that are equal in value to dividends paid on the outstanding shares of common stock and such units generally vest three years from the date of grant. Vesting of such units may be accelerated upon a change of control. 'Change in Control' of the Company means generally any 'person' owning securities with 50% or more of the voting power of the Company; within a two-year period (with certain exceptions) a change in directors constituting a majority of the Board of Directors; a merger or consolidation of the Company resulting in the Company's stockholders not owning securities with 50% or more of the voting power of the surviving entity; or an agreement for the sale or disposition of all or substantially all of the Company's assets.

    At December 31, 1995, each individual in the Summary Compensation Table had outstanding shares of restricted stock with an aggregate value as follows:
    Mr. Smith, 57,300 shares worth $5,085,375; Mr. Lasser, 65,300 shares worth $5,795,375; Mr. Coster, 25,960 shares worth $2,303,950; Mr. Blum, 36,270 shares worth $3,218,963; Mr. Holbrook, 26,700 shares worth $2,369,625; and Mr. Sinnott, 26,700 shares worth $2,369,625. Holders of shares of restricted stock receive the same dividends as those paid on the outstanding shares of common stock and such shares generally vest on the January 1 next following the tenth anniversary of the date of grant. Vesting of such shares may be accelerated upon a change of control (as described in the preceding paragraph).

    Under the Special Severance Pay Plan, holders of restricted stock or awards in lieu of restricted stock with at least 10 years of service will receive payment in cash or shares of stock upon forfeiture of their award if their employment with the Company terminates. The amount of such payment is based on years of service, with the individual receiving up to a maximum of 90% of the value of the restricted shares after 25 years of service, and is subject to execution of a non-solicitation agreement.

(3) Represents for 1995 (a) Company matching contributions under the Stock

    Investment Plan of $6,000 for each of Messrs. Coster, Blum and Holbrook and $4,620 for Mr. Sinnott, and under the Stock Investment Supplemental Plan of $45,000 for Mr. Smith, $19,000 for Mr. Coster, $18,200 for Mr. Blum, $16,400
    for Mr. Holbrook and $17,780 for Mr. Sinnott and (b) contributions by Putnam Investments, Inc. of $22,500 to the Putnam Profit Sharing Retirement Plan and $100,500 to the Putnam Executive Deferred Compensation Plan for Mr. Lasser. In addition, Mr. Lasser received in 1993 a special payment of $3 million.

STOCK OPTION GRANTS IN 1995

     The following table sets forth certain information concerning stock options granted during 1995 by the Company to the Chief Executive Officer and each of the five most highly compensated executive officers of the Company (other than the Chief Executive Officer).

                                                INDIVIDUAL GRANTS(1)                       POTENTIAL REALIZABLE
                                  -------------------------------------------------          VALUE AT ASSUMED
                                  NUMBER OF     % OF TOTAL                                 ANNUAL RATES OF STOCK
                                  SECURITIES     OPTIONS                                    PRICE APPRECIATION
                                  UNDERLYING     GRANTED      EXERCISE                      FOR OPTION TERM(2)
                                   OPTIONS     TO EMPLOYEES    PRICE     EXPIRATION    -----------------------------
             NAME                  GRANTED       IN 1995       ($/SH)       DATE          5% ($)          10% ($)
-------------------------------   ----------   ------------   --------   ----------    -------------   -------------
A.J.C. Smith...................     50,000          4.4        78.5625     5/15/05         2,470,377       6,260,420
Lawrence J. Lasser.............     15,000          1.3        78.5625     5/15/05           741,113       1,878,126
Peter Coster...................     15,000          1.3        78.5625     5/15/05           741,113       1,878,126
Richard H. Blum................     15,000          1.3        78.5625     5/15/05           741,113       1,878,126
David D. Holbrook..............     15,000          1.3        78.5625     5/15/05           741,113       1,878,126
John T. Sinnott................     15,000          1.3        78.5625     5/15/05           741,113       1,878,126
MMC Stockholders(3)............                                                        3,595,573,442   9,111,889,051

------------
(1) The options described above are non-qualified options that become exercisable 25% a year beginning one year from May 16, 1995, the date of grant. The exercise price of these options may be paid in cash or in shares of common stock, including shares of restricted stock. In the event of a change in control of the Company (as described in footnote 2 to the 'Summary Compensation Table' above), all stock options will become fully exercisable and vested, and any restrictions contained in the terms and conditions of the option grants shall lapse. If any payments made in connection with a change in control are subject to the excise tax imposed under the Federal tax laws, the Company will increase the option holder's payment as necessary to restore such option holder to the same after-tax position had the excise tax not been imposed.

(2) The dollar amounts are the result of calculations at the 5% and 10% growth rates set by the Securities and Exchange Commission; the rates are not intended to be a forecast of future stock price appreciation. A zero percent stock price growth rate will result in a zero gain for optionees.

(3) The dollar amounts reflected herein are included for comparative purposes to show the gain that would be achieved by the holders of the outstanding common stock at the assumed stock price appreciation rates at the end of the 10-year term of the options granted in 1995 at an exercise price of $78.5625.

AGGREGATED STOCK OPTION EXERCISES IN 1995 AND
STOCK OPTION VALUE AT DECEMBER 31, 1995

     The following table sets forth certain information concerning stock options exercised during 1995 by the Chief Executive Officer and each of the five most highly compensated executive officers of the Company (other than the Chief Executive Officer) and the number and value of specified unexercised options at December 31, 1995. The value of unexercised in-the-money stock options at December 31, 1995 shown below is presented pursuant to SEC rules and is based on the December 29, 1995 closing price of the common stock on the New York Stock Exchange of $88.75 per share. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the common stock relative to the exercise price per share at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized. There were no options exercised in 1995 by any of the individuals listed in the table below.

                                                                    NUMBER OF
                                                              SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                  SHARES                        DECEMBER 31, 1995               DECEMBER 31, 1995
                                 ACQUIRED       VALUE      ----------------------------    ----------------------------
                                ON EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            NAME                    (#)          ($)           (#)             (#)             ($)             ($)
-----------------------------   -----------    --------    -----------    -------------    -----------    -------------
A.J.C. Smith.................       --            --         180,375         100,000         1,837,469       509,375
Lawrence J. Lasser...........       --            --          70,000          40,000           583,125       152,813
Peter Coster.................       --            --          68,000          35,000           570,750       152,813
Richard H. Blum..............       --            --          75,000          30,000         1,271,063       152,813
David D. Holbrook............       --            --          52,500          32,500           411,875       152,813
John T. Sinnott..............       --            --          55,500          32,500           476,375       152,813

UNITED STATES RETIREMENT PROGRAM

     The Company maintains a United States retirement program consisting of the Marsh & McLennan Companies Retirement Plan, a non-qualified Benefit Equalization Program and a non-qualified Supplemental Retirement Program.

     The following table shows the estimated annual straight-life annuity benefit payable (or in the case of those covered by the Benefit Equalization and Supplemental Retirement Programs, the before-tax equivalents of the after-tax benefits received) under these retirement programs to employees with the specified Maximum Average Salary (average salary over the 60 consecutive months of employment that produces the highest average) and specified years of service upon retirement at age 65, after giving effect to adjustments for Social Security benefits:

                                                                      YEARS OF SERVICE
                    MAXIMUM                       --------------------------------------------------------
                AVERAGE SALARY                       20          25          30          35          40
-----------------------------------------------   --------    --------    --------    --------    --------
$ 500,000......................................   $188,019    $235,024    $275,024    $300,024    $325,024
$ 600,000......................................   $228,019    $285,024    $333,024    $363,024    $393,024
$ 700,000......................................   $268,019    $335,024    $391,024    $426,024    $461,024
$ 800,000......................................   $308,019    $385,024    $449,024    $489,024    $529,024
$ 900,000......................................   $348,019    $435,024    $507,024    $552,024    $597,024
$1,000,000.....................................   $388,019    $485,024    $565,024    $615,024    $665,024
$1,100,000.....................................   $428,019    $535,024    $623,024    $678,024    $733,024
$1,200,000.....................................   $468,019    $585,024    $681,024    $741,024    $801,024

     The compensation of participants used to calculate the retirement benefit consists of regular salary as disclosed in the 'Salary' column of the Summary Compensation Table and excludes bonuses and other forms of compensation not regularly received. For the six individuals named above, other than Mr. Lasser who participates in the Putnam Profit Sharing and related plans and not in the Company's U.S. retirement program, the 1995 compensation used to calculate the Maximum Average Salary and the number of years of credited service are as follows: Mr. Smith, $1,125,000, 33 years; Mr. Coster, $625,000, 34 years; Mr. Blum, $605,000, 38 years; Mr. Holbrook, $560,000, 36 years; and Mr. Sinnott, $560,000, 33 years.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY, POLICIES AND PLANS FOR EXECUTIVE OFFICERS

     The Company is a professional services firm with businesses having distinct economic characteristics, marketplaces and operating conditions. The leadership position attained over time by the Company's operating subsidiaries in their respective businesses in terms of services rendered, market share, revenue, profitability and rate of growth has been earned largely through the selection, training and development of top caliber executive, managerial and professional talent. Ongoing investment in the firm's human capital has produced favorable long-term returns to Company stockholders. Therefore, it is critical to the ongoing success of the Company that its executives continue to be among the most highly qualified and talented available in their respective businesses to lead the organization in the creation of stockholder value.

     The Compensation Committee of the Board of Directors, all of whose members are disinterested outside directors, is charged by the Company's by-laws with ensuring that the Company's compensation philosophy and policies, which are intended to attract, retain and motivate highly capable and productive employees, are in the Company's best interests. To that end, the Company's executive compensation program is designed to reinforce business strategies, reflect marketplace practices and dynamics, and provide cost and tax effective forms of remuneration. The Committee reviews the program regularly to consider and implement any changes necessary to achieve these ongoing objectives.

     The Company's pay-for-performance philosophy is implemented through compensation policies and plans intended to enhance financial performance in a highly competitive marketplace, which includes competition from privately-held firms offering attractive equity ownership opportunities. In terms of compensation data, the Committee periodically reviews the levels of executive compensation from a number of general survey sources, with a focus on available pay data relating to professional talent in the Company's businesses. In addition, the Committee periodically evaluates chief executive officer compensation by comparing it to data derived from a selected group of 25-30 major corporations in diversified financial, banking, insurance and industrial business sectors. This selective grouping is broader than the peer grouping in the Comparison of Cumulative Total Shareholder Return in order to obtain a more meaningful representation of competitive compensation practices and levels for senior executive positions.

     The Chief Executive Officer of the Company heads a group of senior management officers, most of whom are executives of the Company's operating subsidiaries. These senior officers participate in a common set of compensation plans and are paid in accordance with award guidelines and performance criteria that reflect overall Company and individual operating unit performance. The plans, which include short-term and long-term elements, are intended to be retrospective, reflecting prior individual and organizational performance, as well as prospective, providing motivation and rewards for achieving future success. Such compensation is designed to vary directly with the combined annual and long-term performance of the employee, the operating subsidiary and the Company. Moreover, individual contributions by these executives are assessed in the context of a top management team that views itself as a professional partnership.

Short-Term Compensation (Salary and Annual Incentive Awards)

     With regard to short-term compensation, salaries are reviewed annually and increases granted by the Committee on a discretionary basis in consideration of current individual and organizational performance, length of service, affordability and marketplace practices. Organizational performance refers to the business unit's success in achieving business objectives and addressing conditions affecting long-term growth and profits. For participants in the senior management compensation program, salaries are compared to the top quartile of the relevant marketplace, with aggregate annual cash compensation adjusted to reflect Company performance. Salaries comprised 36% of their total compensation (excluding stock options) in 1995.

     The size of the incentive award pool for senior management cash bonuses is based on profit and reflects the Company's net operating income growth. However, the Committee may, in its sole discretion, authorize a payout of less than the full bonus pool as it did for 1995. In this regard, a specific target level is not established for the award pool, nor, absent contractual obligations, are minimum award levels guaranteed for bonus recipients. With respect to individual award determinations, such assessments by the Committee are largely judgmental, not formulaic, and reflect the executive's role within the organization, relative contribution (compared to the internal peer group) to the firm's earnings growth, and marketplace compensation levels. For 1995, bonus awards at Putnam Investments, Inc. reflected continued exceptional financial performance, while awards to executives in the Company's other business sectors were, on average, five percentage points above 1994. In the senior management group, individual bonuses comprised 35% of total compensation (excluding stock options) for 1995.

Long-Term Compensation (Restricted Stock, Restricted Stock Unit and Stock Option Awards)

     It is the Committee's strong belief that the continuing success of the Company is dependent on the effective retention and motivation of its executives. Accordingly, long-term compensation is designed to recognize the individual's past and potential contributions to the organization, and to link the executive's financial interests with those of the Company's stockholders by fostering Company stock ownership. Such equity opportunities for Company executives are made available through stockholder-approved plans that provide for restricted stock, restricted stock unit and stock option grants. Moreover, in order to help promote retention of key talent through stock ownership that is at risk, ownership rights to restricted stock, restricted stock units and stock options are acquired over time. In addition, under a voluntary deferral program, a supplemental equity award with vesting requirements may be granted as an incentive for long-term stock ownership.

     Within this framework, the size of each executive's equity grants is determined at the sole discretion of the Committee. Such determinations include consideration of the Company's future profit performance expectations and the individual's organizational role, current performance and potential to contribute to the long-term success of the Company, as well as a review of competitive practices on which award guidelines are based. These considerations, and not prior stock-based awards or Company stock ownership targets, determine the size of stock grants to individuals.

     Most members of the senior management group are eligible to receive annual discretionary restricted stock grants on the basis described above. In 1995, such awards for this group accounted for 26% of total compensation (excluding stock options).

     The most senior members of the executive group are also eligible for an annual discretionary grant of restricted stock units, which are deferred stock-based awards. The awards reflect the Company's earnings and growth, with individual grants based on the subjective factors outlined above including each executive's organizational level and performance. Historically, the grant value of individual awards has ranged from approximately 50% to 100% of the executive's cash bonus. Units earned are distributable in shares and generally vest after completion of three years of service from the date of grant. The restricted stock units granted in 1995 made up 3% of total compensation (excluding stock options) for the year.

     Stock options are another element of senior management compensation. Options were generally granted on a three-year cycle until 1995 when annual grants were instituted. Award size guidelines were adjusted proportionately to reflect more frequent grants. Such grants are made without reference to present holdings of unexercised options or appreciation thereon. The size of an individual grant reflects the factors discussed above including organizational level, performance and marketplace practices.

Tax Considerations

     As noted above, the Company's executive compensation program is designed to be cost and tax effective. The Committee's policy is to take actions which it deems to be in the best interest of the Company and its stockholders, recognizing, however, that payment of compensation may not in all instances qualify for tax deductibility because of the restrictions set forth in Section 162(m) of the Internal Revenue Code.

BASIS FOR CEO COMPENSATION

     Both the quantitative and qualitative criteria referenced above are applied in assessing the performance and determining the compensation of the Chairman and Chief Executive Officer of the Company, A.J.C. Smith. The current and long-term financial performance of the Company--information which is available to all Company stockholders--are major factors in arriving at the judgmental compensation determinations made by the Committee relative to Mr. Smith. Consideration is also given to his leadership and the impact of his decision-making on the long-term health and performance of the Company. Critical aspects considered in this performance evaluation include: (1) mastery of the market and economic dynamics of each operating subsidiary, thus enabling the Chief Executive Officer to evaluate effectively and approve business strategies intended to exploit business opportunities; (2) the selection, assignment and motivation of executives at the Company and operating subsidiary levels; and (3) providing perspective and counsel to business heads to foster initiatives that enhance the position of the Company and the value of its services on a global basis.

     On January 1, 1995, Mr. Smith's annual base salary was increased by $75,000, or 7.1%, from its previous level of $1,050,000, as part of the Company's annual merit increases. With regard to cash bonus, Mr. Smith participates in the same Company annual incentive plan as other senior management officers. His 1995 award under the plan was $775,000, the same amount he received for the prior year. Based on the previously referenced review of chief executive officer compensation for 1994 (latest data available), Mr. Smith's 1995 cash compensation was positioned at about the 45th percentile of the 1994 survey market.

     In connection with long-term compensation, Mr. Smith was granted 6,200 shares of restricted stock in 1995 under terms previously described and valued at 45% of his base salary at grant. This is the same percentage level he was awarded in 1994. In addition, Mr. Smith was granted 9,870 restricted stock units with a value approximating his 1994 cash bonus award. He also was granted 600 restricted stock units for deferring receipt of vested shares of restricted stock. The combined value of his restricted stock and restricted stock units grants was $1,339,208. Based on chief executive officer compensation data, Mr. Smith's 1995 long-term compensation (including any long-term incentive plan payouts but excluding stock options) was at about the 65th percentile of the 1994 survey market. Mr. Smith was granted 50,000 stock options during 1995, and the size of this grant was at about the 45th percentile of the 1994 survey market.

     Total compensation for Mr. Smith, which includes all elements of pay from the Summary Compensation Table except stock option grants, was $3,621,556 in 1995. Based on the data from the comparison group, such compensation for Mr. Smith was at about the 60th percentile of the 1994 survey market.

Lewis W. Bernard                 Richard E. Heckert                R. J. Ventres

               COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

     The following graph compares the Company's cumulative total stockholder return on its common stock (assuming reinvestment of dividends) with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on a Company-constructed composite industry index, consisting of Alexander & Alexander Services Inc., Aon Corporation, Arthur J. Gallagher & Co., Sedgwick Group PLC and Willis Corroon Group PLC, over the five-year period from December 31, 1990 through December 31, 1995.

                                CHART

                           1990      1991      1992     1993     1994      1995
The Company                $100      $108      $125     $115     $116      $134
S&P 500                    $100      $130      $140     $155     $157      $215
Composite Industry Index   $100      $ 99      $108     $120     $112      $168


Assumes $100 invested on December 31, 1990 with dividends reinvested.

           TRANSACTIONS WITH MANAGEMENT AND OTHERS; OTHER INFORMATION

     During 1995, subsidiaries of the Company employed in the ordinary course of business individuals related to executive officers and directors of the Company. In addition, corporations and other entities with which directors are or were associated had insurance or other transactions with the Company and certain of its subsidiaries and affiliates in the ordinary course of business, all of which transactions were on substantially the same terms as those prevailing at the time for comparable transactions with others. None of such insurance or other transactions involved during 1995, or is expected to involve in 1996, payments to the Company and its subsidiaries and affiliates for property or services in excess of 5% of the Company's consolidated gross revenue during 1995.

     Mr. Husson, who is retiring from the Board at the Annual Meeting, has had a consulting agreement with Marsh & McLennan, Incorporated, a subsidiary of the Company, for compensation in addition to that as Chairman of Faugere & Jutheau S.A., a subsidiary of the Company, of at least $100,000 per year. The consulting agreement has been amended to reflect Mr. Husson's impending retirement as Chairman of Faugere & Jutheau. Under the amended consulting agreement, which is to expire in February 2003, Mr. Husson is to be compensated at the rate of $100,000 per year through 1997, in addition to compensation at the rate of $40,000 per year as a member of a Conseil de Surveillance of Faugere & Jutheau, and at the rate of approximately $70,000 per year after 1997. The Company also has an equity interest in, and correspondent relationship with, certain insurance broking firms in Africa in which the Husson family has an equity interest, and Faugere & Jutheau maintains an exclusive correspondent relationship with an insurance broker in Monaco controlled by the Husson family.

                  PROPOSAL TO AMEND THE STOCK INVESTMENT PLAN

     The Board of Directors of the Company has placed on the agenda for the Annual Meeting a proposal to amend the Marsh & McLennan Companies Stock Investment Plan (the 'Plan'). The Plan is an employee stock ownership plan and is intended to qualify under the relevant sections of the Internal Revenue Code of 1986, as amended (the 'Code'). The Plan (including a predecessor plan) has been in effect continuously since 1966.

     All U.S. salaried employees of the Company who are eighteen years or older are eligible to participate in the Plan after one year of service (currently, approximately 10,000 employees) by electing to contribute up to 15% (increased from 12%, effective January 1, 1997) of their base salary to the Plan on either a pre-tax (pursuant to Section 401(k) of the Code) or after-tax basis, subject to limits imposed by law. The Company currently contributes to the Plan amounts equal to 66-2/3% of the employee's contribution, up to a maximum of 66-2/3% of 6% of the employee's salary. All contributions to the Plan are generally invested in shares of the Company's common stock, except that employees who are either over age 55 or whose age plus years of Plan service equals or exceeds 65 may elect to direct their account balances to other investment options. Dividends payable with respect to Company shares in the Plan are either credited to participants' accounts or, at their individual election, paid out to such participants. Under the Code, the Company is allowed a tax deduction with respect to those dividends that are paid out.

     On March 21, 1996, the Company's Board of Directors adopted an amendment to the Plan, subject to stockholder approval. The amendment provides for an increase in the Company's matching contribution from 66-2/3% to 71-2/3% beginning in 1997 for those participants who elect, pursuant to Section 3.1.4 of the Plan, both to have all or a portion of the dividends on their Plan shares paid out to them and to make an additional pre-tax contribution to their Plan account in an amount equal to the amount of the dividends.

     The purpose of this amendment is to encourage participants to elect the dividend pay-out option. Because of the tax deductibility of the dividend payments made to Plan participants, this new provision, if adopted, is expected to have a positive effect on the Company's after-tax earnings starting in 1997.

     It is not possible to determine how many eligible employees will make the elections necessary to receive the additional Company matching contribution if it becomes available. Therefore, it is not possible to determine the dollar value of the additional allocation that would be made to an employee under the Plan. However, the maximum additional allocation to any participant is limited by the Code. Based on limitations in effect for 1996, the maximum additional allocation per employee under the amended Plan (if the benefit were available in 1996) would be $450.

     The Plan currently provides in pertinent part that the Board of Directors may, at any time, amend the Plan, provided that no amendment shall be adopted without the approval of the Company's stockholders where such amendment, as now proposed, would increase the percentage of the Company's matching contributions.

     The Board of Directors recommends that the stockholders vote FOR the proposal to increase the Company's matching contribution to the Plan under the circumstances described above, effective January 1, 1997. The affirmative vote of the holders of at least the majority of outstanding shares of the Company's common stock present or represented at the Annual Meeting is required for the approval of the amendment to the Plan. The amendment is set forth in the following proposed resolution.

          RESOLVED, that the following amendment to the Plan, as adopted by the Board of Directors on March 21, 1996, is hereby approved:

          The first sentence of Section 3.8.1 (relating to the amount of Participating Company Matching Contributions) is amended by inserting the following parenthetical clause after the words 'in an amount equal to two thirds':

                 '(seventy one and two thirds percent with respect to each
            Participant who has an election in effect pursuant to Section
            3.1.4)'

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Deloitte & Touche LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1996. Deloitte & Touche LLP acted as the Company's independent public accountants for the fiscal year ended December 31, 1995. Representatives of Deloitte & Touche LLP will attend the Annual Meeting, will have an opportunity to make a statement if desiring to do so and will be available to answer any pertinent questions.

                            SOLICITATION OF PROXIES
     The Board of Directors of the Company hereby solicits proxies for use at the 1996 Annual Meeting and at any adjournment thereof. Stockholders who execute a proxy may still attend the Annual Meeting and vote in person. A proxy may be revoked at any time before it is voted by giving to the Secretary of the Company, at the Company's principal executive offices indicated above, written notice bearing a later date than the proxy, by submission of a later dated proxy or by voting in person at the Annual Meeting. Executors, administrators, trustees, guardians, attorneys and other representatives should indicate the capacity in which they are signing and corporations should sign by an authorized officer whose title should be indicated. Mere attendance at the Annual Meeting will not revoke a proxy which was previously submitted to the Company.
     The cost of this proxy solicitation is borne directly by the Company. Georgeson & Company Inc. has been retained to assist in the proxy solicitation at a fee of approximately $10,000, plus expenses. In addition to solicitation of proxies by mail, proxies may be solicited personally, by telephone and by facsimile by the Company's directors, officers and other employees. Such persons will receive no additional compensation for such services. The Company will also request brokers and other nominees to forward soliciting material to the beneficial owners of shares which are held of record by them, and will pay the necessary expenses.

                        STOCKHOLDER AND OTHER PROPOSALS
     Stockholders who wish to present a proposal at the 1997 Annual Meeting of Stockholders of the Company must submit such proposal in writing to the Company in care of the Secretary of the Company on or before November 29, 1996 to be considered for inclusion in the proxy materials for that meeting. In addition, the by-laws of the Company contain requirements relating to the timing and content of the notice which stockholders must provide to the Secretary for any nomination or matter to be properly presented at a stockholders meeting.
By order of the Board of Directors,

/s/ Gregory Van Gundy
Gregory Van Gundy
Secretary

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas
New York, New York 10036-2774

PROXY                                                                      PROXY

                        MARSH & MCLENNAN COMPANIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          FOR THE 1996 ANNUAL MEETING

     The undersigned hereby appoints A.J.C. Smith and Gregory Van Gundy proxies (each with power to act alone and with the power of substitution) of the undersigned to vote as directed on the reverse side all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc. to be held on Tuesday, May 21, 1996 at 10:00 a.m. (New York City time) in the Auditorium, 2nd Floor, 1221 Avenue of the Americas, New York, New York and at any adjournment thereof.

             IMPORTANT--This proxy must be signed and dated on the reverse side.

                        MARSH & MCLENNAN COMPANIES, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /x/

                                   [INDICIA]

 1996                                                                  For All
                                                    For    Withheld    Except
   1.  Election of Directors:
       Robert Clements, Robert F. Erburu,           / /      / /         / /
       Jeffrey W. Greenberg, Richard S. Hickok,
P      David D. Holbrook, Adele Smith Simmons,      ____________________________
R      A.J.C. Smith                                 Nominee Exception(s)
O
X  2.  Approval of Amendment to Stock               For    Against    Abstain
Y      Investment Plan                              / /      / /        / /

   3.  Ratification of Deloitte & Touche LLP as     For    Against    Abstain
       auditors for 1996                            / /      / /        / /

Sign here as name(s) appear on card

Dated _________________________, 1996

_____________________________________

_____________________________________

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing.

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.
       IF NO DIRECTIONS ARE MADE, THEY WILL BE VOTED FOR ITEMS 1,2 AND 3.

     PLEASE RETURN THIS PROXY CARD PROMPTLY USING THE ACCOMPANYING ENVELOPE

                        CONFIDENTIAL VOTING INSTRUCTIONS

                MARSH & MCLENNAN COMPANIES STOCK INVESTMENT PLAN

                        MARSH & MCLENNAN COMPANIES, INC.

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 21, 1996

     By signing and returning this card, the undersigned directs Bankers Trust Company, Trustee under the Marsh & McLennan Companies Stock Investment Plan, to vote in person or by proxy all shares of stock of Marsh & McLennan Companies, Inc. (the 'Company') allocated to the undersigned under said Plan upon all matters at the Annual Meeting of Stockholders of the Company on May 21, 1996 and at any adjournment thereof.

     Provided this card is received by May 16, 1996, voting rights will be exercised by the Trustee as directed or, if not specifically directed, FOR the items stated herein. Under the Plan, the Trustee shall vote all other shares in the same proportion as those shares for which it has received a signed instruction card.

                        MARSH & MCLENNAN COMPANIES, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /x/

                                   [INDICIA]

 1996                                                                  For All
                                                    For    Withheld    Except
   1.  Election of Directors:
       Robert Clements, Robert F. Erburu,           / /      / /         / /
       Jeffrey W. Greenberg, Richard S. Hickok,
P      David D. Holbrook, Adele Smith Simmons,      ____________________________
R      A.J.C. Smith                                 Nominee Exception(s)
O
X  2.  Approval of Amendment to Stock               For    Against    Abstain
Y      Investment Plan                              / /      / /        / /

   3.  Ratification of Deloitte & Touche LLP as     For    Against    Abstain
       auditors for 1996                            / /      / /        / /

Sign here as name(s) appear on card

Dated _________________________, 1996

_____________________________________

_____________________________________

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing.

    THE ALLOCATED SHARES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTIONS ARE MADE, THEY WILL BE VOTED FOR ITEMS 1,2 AND 3.

     PLEASE RETURN THIS PROXY CARD PROMPTLY USING THE ACCOMPANYING ENVELOPE